                                                                                               EXHIBIT 12

                               BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                   Ratio of Earnings to Fixed Charges


                                                                  Year Ended December 31
                                                     1991       1992       1993       1994        1995
                                                          (dollar amounts expressed in thousands)

Interest costs                                     $ 201,006  $ 191,026  $ 172,170  $ 169,170  $ 154,469
Interest capitalized during
  the period                                           6,498      3,972      2,036      1,630      3,549
Interest factor related to
  noncapitalized leases(1)                             5,019      7,150      7,485      9,161      8,600
                                                   _________  _________  _________  _________  _________
  Total fixed charges                              $ 212,523  $ 202,148  $ 181,691  $ 179,961  $ 166,618


Income (loss) before income taxes
  and minority interest                            $(128,140) $(252,510) $(125,590) $ (64,750) $ 589,410
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                           (1,865)    (2,119)      (922)    (1,110)   (36,861)
Total fixed charges                                  212,523    202,148    181,691    179,961    166,618
Less: Interest capitalized                            (6,498)    (3,972)    (2,036)    (1,630)    (3,549)
      Guarantee of interest on
        ESOP debt                                    (24,283)   (23,380)   (22,208)   (20,717)   (19,339)
                                                   _________  _________  _________  _________  _________

Total earnings (losses) before
  fixed charges                                    $  51,737  $ (79,833) $  30,935  $  91,754  $ 696,279


  Ratio of earnings to fixed
    charges(2)                                          -          -          -          -          4.18

(1)Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000,
   $281,981,000, $150,756,000, and $88,207,000 for the years ended December 31, 1991, 1992, 1993, and
   1994.

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